Contact: Steve Badman
FOR IMMEDIATE RELEASE	Tel. 330-868-9022
July 16, 2013	sbadman@consumersbank.com

Exhibit 99.1

Consumers Bancorp, Inc. Announces Appointment of New Board Member

Minerva, Ohio—Consumers Bancorp, Inc. (OTCBB: CBKM), the holding company for Consumers National Bank, announced today that its Board of Directors approved the appointment of Frank L. Paden as a director of Consumers Bancorp, Inc. and Consumers National Bank effective July 15, 2013. He has also been appointed to serve on the Audit, Risk, and Compensation Committees.

Paden is currently a trustee with Hiram College, serving on the Finance Committee, Student/Athlete Board Committee, and as Chairman of the Audit Committee. He formerly served in a number of executive positions at Farmers National Bank of Canfield for 37 years.

Paden’s commitment to community service is apparent in his contributions to many local non-profit organizations. He is Treasurer for the Board of the Mahoning County Agriculture Society’s Canfield Fair, and currently serves as a Trustee with the Circle of Friends Foundation and as Vice President of the Children’s Circle of Friends. He previously served as a Director on the Board of the Community Bankers Association of Ohio. Paden is also a member and Paul Harris Fellow of the Canfield Rotary Club.

“Frank’s extensive banking experience combined with his generous community involvement makes him an excellent addition to the Consumers Bancorp Board of Directors,” said Laurie McClellan, Chairman of the Board of Consumers Bancorp. “His dedication to the communities and local businesses of the Mahoning Valley region supports our bank’s community banking philosophy. We are very pleased that Frank has chosen to join our Board and serve as a liaison between the bank and the greater Youngstown market,” said McClellan.

Paden is a resident of Canfield and a graduate of Chanley High School and Hiram College with a Bachelor of Arts in Economics. In addition, he is a graduate of the Ohio School of Banking, the Procknow Graduate School of Banking, and the Graduate School of Commercial Lending.

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Consumers National Bank is an independent community bank that provides a comprehensive line of banking and other investment services to business and personal clients through its main office in Minerva, and branches in Alliance, Canton, Carrollton, East Canton, Hanoverton, Hartville, Lisbon, Louisville, Malvern, Salem, and Waynesburg, Ohio. More information about Consumers National Bank can be accessed online at www.ConsumersBank.com. Member FDIC.